EXHIBIT 99.1

News Release
FOR IMMEDIATE RELEASE

ACCO BRANDS CORPORATION ANNOUNCES ELECTION OF
 DUANE L. BURNHAM TO BOARD OF DIRECTORS; BOARD TO PROPOSE DECLASSIFICATION

LINCOLNSHIRE, ILLINOIS, December 6, 2007 – ACCO Brands Corporation (NYSE:ABD), a world leader in select categories of branded office products, announced today that Duane L. Burnham has been elected to its Board of Directors, effective today.

Mr. Burnham is the retired chairman and chief executive officer of Abbott Laboratories, Inc., the global health care firm.  He joined Abbott in 1982 as senior vice president, finance, and chief financial officer, and was named chief executive officer in 1989 and chairman of the board in 1990.  Mr. Burnham retired in 1999.

He has served on the boards of directors of the Federal Reserve Bank of Chicago, NCR Corporation, Northern Trust Corporation, and Sara Lee Corporation.  He has been a member of the Business Roundtable, past chairman of the Emergency Committee for American Trade, a board member of the Healthcare Leadership Council, and a trustee of the National Trust for Historic Preservation.

Mr. Burnham’s civic involvements include the Chicago Council on Global Affairs, the Chicago Museum of Science and Industry, the Economic Club of Chicago, and the Lyric Opera of Chicago.  A graduate of the University of Minnesota, he holds an MBA from that institution.  He is also a Life Trustee of Northwestern University.

“Duane is a recognized business leader and a dedicated public citizen,” said David D. Campbell, chairman and chief executive officer of ACCO Brands.  “We look forward to learning from his insights and benefiting from his considerable talents and energy.”

In connection with this election, the company’s board unanimously approved an increase in the number of its members from nine to ten.  Mr. Burnham is a Class II director with his term expiring at the company’s annual meeting of stockholders to be held in 2010.

In addition, the board intends to propose an amendment to the company’s certificate of incorporation to eliminate the classification of the board at the 2008 annual meeting.  If stockholders approve the proposal by the requisite vote, the Class III directors, whose term will expire at the 2008 annual meeting, would serve for terms expiring each year thereafter, the Class I directors, whose term expires at the 2009 annual meeting, would serve for terms expiring each year thereafter, and the terms of all directors would expire at the 2010 annual meeting and each year thereafter.

ACCO Brands also announced that Pierre E. Leroy, currently the presiding independent director on the Board of Directors, will rotate out of that position effective at the 2008 annual meeting and will be replaced by Robert J. Keller.

About ACCO Brands Corporation

ACCO Brands Corporation is a world leader in select categories of branded office products, with annual revenues of nearly $2 billion.  Its industry-leading brands include Day-Timer®, Swingline®, Kensington®, Quartet®, GBC®, Rexel®, NOBO® and Wilson Jones®, among others.  Under the GBC brand, the company is also a leader in the professional print finishing market.

Forward-Looking Statements

This press release contains statements which may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain risks and uncertainties, are made as of the date hereof and the company assumes no obligation to update them.  ACCO Brands' ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted depending on a variety of factors, including but not limited to fluctuations in cost and availability of raw materials; competition within the markets in which the company operates; the effects of both general and extraordinary economic, political and social conditions; the dependence of the company on certain suppliers of manufactured products; the effect of consolidation in the office products industry; the risk that businesses that have been combined into the company as a result of the merger with General Binding Corporation will not be integrated successfully; the risk that targeted cost savings and synergies from the aforesaid merger and other previous business combinations may not be fully realized or take longer to realize than expected; disruption from business combinations making it more difficult to maintain relationships with the company's customers, employees or suppliers; foreign exchange rate fluctuations; the development, introduction and acceptance of new products; the degree to which higher raw material costs, and freight and distribution costs, can be passed on to customers through selling price increases and the effect on sales volumes as a result thereof; increases in health care, pension and other employee welfare costs; as well as other risks and uncertainties detailed from time to time in the company's SEC filings.

For further information:

Rich Nelson	Jennifer Rice
Media Relations	Investor Relations
(847) 484-3030	(847) 484-3020